Exhibit 10.2

Execution Version

BACKSTOP COMMITMENT AGREEMENT

BY AND AMONG

CLAIRE’S INC.,

CLAIRE’S STORES INC.

AND

THE BACKSTOP PARTIES HERETO

Dated as of March 31, 2018

SECTION 1.	DEFINITIONS	1

SECTION 2.	NEW MONEY INVESTMENT	9
2.1	Initial Subscription Amount; Rights Offering	9
2.2	Backstop Commitment	10
2.3	Closing Mechanics	11
2.4	Premium Payments	12
2.5	Rounding of Shares	12
2.6	Taxes	13
2.7	Replacement of Defaulted Backstop Commitments	13
2.8	Parent Participation	13

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF THE PARENT	14
3.1	Organization and Qualification	14
3.2	Corporate Power and Authority	14
3.3	Execution and Delivery; Enforceability	14
3.4	No Conflict	15
3.5	Consents and Approvals	15
3.6	Company SEC Documents	15
3.7	Absence of Certain Changes	16
3.8	No Violation; Compliance with Laws	16
3.9	Legal Proceedings	16
3.10	Labor Relations	16
3.11	Intellectual Property	16
3.12	Title to Real and Personal Property	17
3.13	No Undisclosed Relationships	17
3.14	Licenses and Permits	17
3.15	Environmental	18
3.16	Tax Returns	18
3.17	Employee Benefit Plans	19
3.18	Internal Control Over Financial Reporting	20
3.19	Disclosure Controls and Procedures	20
3.20	Material Contracts	21
3.21	No Unlawful Payments	21
3.22	Compliance with Money Laundering Laws	21
3.23	Compliance with Sanctions Laws	21
3.24	Investment Company Act	21
3.25	Insurance	22
3.26	Alternative Proposal	22
3.27	Issuance; Valid Offering	22
3.28	No Broker’s Fees	22

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES	22
4.1	Organization	22
4.2	Organizational Power and Authority	23

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4.3	Execution and Delivery	23
4.4	No Conflict	23
4.5	Consents and Approvals	23
4.6	Sophistication	24
4.7	Securities Laws Compliance	24
4.8	Purchase Intent	24
4.9	Sufficiency of Funds	25
4.10	Legend	25

SECTION 5.	ADDITIONAL COVENANTS	25
5.1	Confirmation Order	25
5.2	Commercially Reasonable Efforts	25
5.3	Use of Proceeds	26
5.4	First Lien Fees and Expenses	26
5.5	Notification	26
5.6	Conduct of the Business of Company	26
5.7	New Money Investment Documents	27
5.8	Access to Information	27
5.9	Regulatory Approval	27

SECTION 6.	CONDITIONS TO THE BACKSTOP PARTIES’ OBLIGATIONS	28
6.1	Representations and Warranties; Covenants	28
6.2	Confirmation Order	29
6.3	Conditions to Confirmation and Effectiveness	29
6.4	Antitrust Approval	29
6.5	Proceedings	29
6.6	Material Adverse Change	29

SECTION 7.	CONDITIONS TO THE PARENT’S AND STORES’ OBLIGATIONS	29
7.1	Representations and Warranties	29
7.2	Confirmation Order	30
7.3	Conditions to Effective Date	30
7.4	Initial Subscription Amount; Backstop Commitment	30
7.5	Antitrust Approval	30
7.6	Rights Offering	30
7.7	Proceedings	30

SECTION 8.	TERMINATION	30
8.1	Termination by the Requisite Backstop Parties	30
8.2	Termination by the Parent	31
8.3	Mutual Termination; Automatic Termination	31
8.4	Effect of Termination	32
8.5	Breakup Fee	32

SECTION 9.	INDEMNIFICATION; EXCULPATION	32
9.1	Indemnification	32

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SECTION 10.	MISCELLANEOUS	33
10.1	Arm’s Length Transaction	33
10.2	Entire Agreement	33
10.3	Amendment or Waiver	33
10.4	Payments	34
10.5	Survival	34
10.6	Notices	34
10.7	Headings	35
10.8	Assignment; Severability	35
10.9	No Third Party Beneficiaries	35
10.10	Jury Trial, Governing Law and Dispute Resolution	35
10.11	Currency	36
10.12	Counterparts	36
10.13	Specific Performance	36
10.14	Representation by Counsel	36
10.15	Settlement Discussions	36
10.16	Other Interpretive Matters	37
10.17	No Recourse	37
10.18	Effectiveness	37
10.19	Tax Forms	38

iii

BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of March 31, 2018 (the “Execution Date”), is by and among Claire’s Inc. (the “Parent”), Claire’s Stores, Inc. (“Stores”) and the parties identified on Schedule I hereto (each such party on Schedule I, as amended, modified, updated or supplemented pursuant to the terms hereof, a “Backstop Party” and, collectively, the “Backstop Parties”). Each of the Parent, Stores and the Backstop Parties is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined herein shall have the meaning set forth in the RSA (as defined below).

RECITALS

WHEREAS, before the Execution Date, the Parties and their representatives engaged in arm’s-length, good-faith negotiations regarding a comprehensive restructuring of the existing debt and other obligations of the Parent and certain of its Subsidiaries (the “Restructuring”) on the terms and conditions set forth in a Restructuring Support Agreement (the “RSA”), dated as of March 19, 2018 (the “Petition Date”);

WHEREAS, in accordance with the RSA, on the Petition Date, the Debtors filed the Chapter 11 Cases for relief under the Bankruptcy Code in the Bankruptcy Court with respect to the Plan;

WHEREAS, pursuant to the Plan, unless the Parent and the Requisite Backstop Parties (as defined below) elect otherwise, the Backstop Parties and the Eligible Parties (as defined below) that elect to participate shall, pursuant to the terms hereof, make the New Money Investment (as defined below) to facilitate consummation of the Plan; and

WHEREAS, pursuant to the terms hereof, each Backstop Party has agreed to purchase (on a several and not a joint basis) its Backstop Amount.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

“2019 1L Notes Indenture” means that certain Senior Secured First Lien Notes Indenture, dated as of February 28, 2012, between the Parent (the permitted successor to Claire’s Escrow II Corporation), as issuer, the guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A. (“Bank of New York”), as trustee and collateral agent, as amended, modified, or supplemented from time to time.

“2020 1L Notes Indenture” means that certain Senior Secured First Lien Notes Indenture, dated as of March 12, 2013, between the Company, as issuer, the guarantors party thereto, and Bank of New York, as trustee and collateral agent, as amended, modified, or supplemented from time to time.

“ABL Percentage” means the quotient, expressed as a percentage, equal to: (a) the New ABL Revolver Amount, divided by (b) the sum of the New First Lien Term Loan Amount, plus the New ABL Revolver Amount, plus the New Preferred Equity Interest Investment Amount.

“Agreement” has the meaning assigned to it in the preamble hereto.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity, whether domestic or foreign, having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment laws.

“Applicable Consent” has the meaning assigned to it in Section 3.5.

“Backstop Amount” has the meaning assigned to it in Section 2.2(a).

“Backstop Commitment” has the meaning assigned to it in Section 2.2(b).

“Backstop Commitment Percentage” means, with respect to each Backstop Party, the percentage obtained by dividing the amount set forth opposite the name of such Backstop Party on Schedule I hereto by the sum of all such amounts for each Backstop Party set forth on such Schedule I, as such Schedule I may be amended, modified, updated or supplemented from time to time pursuant to Section 2.7 or Section 10.3 hereof.

“Backstop Notice” has the meaning assigned to it in Section 2.2(a).

“Backstop Parties” has the meaning assigned to it in the preamble hereto.

“Backstop Party Default” has the meaning assigned to it in Section 2.7.

“Backstop Party Professionals” means the First Lien Professionals, which shall include, (a) with the prior written consent of the Parent (such consent not to be unreasonably withheld or delayed), a restructuring consultant; and (b) any other professional advisors as may be retained from time to time by one or more of the Backstop Parties with the written consent of the Parent and the Requisite Backstop Parties.

“Backstop Put Premium” means, collectively, the New Preferred Equity Interests Backstop Put Premium and the New First Lien Term Loan Backstop Put Premium.

“Backstop Replacement Party” has the meaning assigned to it in Section 2.7.

“Backstop Replacement Period” has the meaning assigned to it in Section 2.7.

“Breakup Fee” has the meaning assigned to it in Section 8.5.

“Closing” has the meaning assigned to it in Section 2.3(a).

“Commitment Outside Date” means September 14, 2018 or any date thereafter by agreement between the Requisite Backstop Parties and the Parent.

“Company” means the Parent and its Subsidiaries.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Parent to the Backstop Parties prior to the Execution Date.

“Company Plan” means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and (i) sponsored or maintained (at the time of determination or at any time within the six years prior thereto) by any of the Debtors or any ERISA Affiliate, or with respect to which any such entity has any actual or contingent liability or obligation or (ii) in respect of which any of the Debtors or any ERISA Affiliate is (or, if such plan were terminated, could under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by Stores since January 28, 2017.

“Defaulting Backstop Party” has the meaning assigned to it in Section 2.7.

“Election Deadline” means the time and date of expiration of the period during which Eligible Parties can elect to participate in the Rights Offering as set forth in the New Money Investment Procedures, which date shall be set forth in the Disclosure Statement Order or such later date as the Debtors may specify with the consent of the Requisite Backstop Parties.

“Eligible Party” means each holder of First Lien Claims who gives certain Securities Act representations as set forth in the New Money Investment Procedures and is: (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; or (ii) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act that is also an “accredited investor” within the meaning of the Rule 501 of Regulation D under the Securities Act.

“Equity Percentage” means the quotient, expressed as a percentage, equal to: (a) the New Preferred Equity Interest Investment Amount, divided by (b) the sum of the New First Lien Term Loan Amount, plus the New ABL Revolver Amount, plus the New Preferred Equity Interest Investment Amount.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is, or at any relevant time during the past six years was, treated as a single employer under any provision of Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Company Plan; (b) any failure by any Company Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Company Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Company Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by any of the Debtors or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Company Plan, including the imposition of any lien in favor of the PBGC or any Company Plan or Multiemployer Plan; (e) a determination that any Company Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by any of the Debtors or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Company Plan or to appoint a trustee to administer any Company Plan under Section 4042 of ERISA; (g) the incurrence by any of the Debtors or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Company Plan or Multiemployer Plan; (h) the receipt by any of the Debtors or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any of the Debtors or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 305 of ERISA or Section 432 of the Code); (i) the conditions for imposition of a Lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Company Plan; (j) the adoption of an amendment to a Company Plan requiring the provision of security to such Company Plan pursuant to Section 307 of ERISA; (k) the assertion of a material claim (other than routine claims for benefits) against any Company Plan or the assets thereof, or against any of the Debtors or any of the ERISA Affiliates in connection with any Company Plan; or (l) receipt from the IRS of notice of the failure of any Company Plan (or any other employee benefit plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Company Plan to qualify for exemption from taxation under Section 501(a) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning assigned to it in the preamble hereto.

“Filing Party” has the meaning assigned to it in Section 5.9(b).

“Governmental Entity” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indemnified Parties” means the Backstop Parties and each of their affiliates and each of their and their affiliates’ respective directors, managers, officers, principals, partners, members, equity holders (regardless of whether such interests are held directly or indirectly), trustees, controlling Persons, successors and assigns, agents, advisors, attorneys and representatives.

“Initial Backstop Parties” means each of the Backstop Parties party hereto and listed on Schedule I, in each case, as of the Execution Date.

“Initial Subscription Amount” has the meaning set forth in Section 2.1(a).

“Intellectual Property Rights” has the meaning assigned to it in Section 3.11.

“Investment Company Act” has the meaning assigned to it in Section 3.24.

“Investment Right” has the meaning assigned to it in Section 2.1(b).

“Joint Filing Party” has the meaning assigned to it in Section 5.9(c).

“Knowledge of the Company” shall mean the actual knowledge of Ron Marshall, Scott E. Huckins and Stephen Sennett.

“Material Contracts” means all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (which shall be determined by considering Parent and its Subsidiaries, taken as a whole) (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which any of the Debtors is a party.

“Money Laundering Laws” has the meaning assigned to it in Section 3.22.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of the Debtors or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions.

“New ABL Revolver” means a revolving credit facility in an aggregate principal amount of the New ABL Revolver Amount, which facility shall be funded by the proceeds from the New Money Investment. The principal terms of the New ABL Revolver shall be as set forth in the RSA, and shall be in form and substance reasonably acceptable to the Requisite Backstop Parties.

“New ABL Revolver Agreement” means that certain loan agreement evidencing the New ABL Revolver.

“New ABL Revolver Amount” means $75,000,000.00.

“New First Lien Term Loan” means a first lien credit facility in an aggregate principal amount of the New First Lien Term Loan Amount, which facility shall be funded by the proceeds of the New Money Investment. The principal terms of the New First Lien Term Loan shall be consistent with those set forth in the RSA, or otherwise in form and substance reasonably acceptable to the Requisite Backstop Parties.

“New First Lien Term Loan Agreement” means that certain loan agreement evidencing the New First Lien Term Loan.

“New First Lien Term Loan Amount” means $250,000,000.00.

“New First Lien Term Loan Backstop Put Premium” means an aggregate premium of $8,750,000, which represents 3.5% of the amount of the New First Lien Term Loan Amount.

“New First Lien Term Loan Commitment Premium” means an aggregate premium of $3,750,000, which represents 1.5% of the amount of the New First Lien Term Loan Amount.

“New Money Investment” means, collectively, the investment by the Backstop Parties, the Supporting Parties and/or such other Eligible Parties in the Rights Offering for the New Preferred Equity Interests, the New First Lien Term Loan and the New ABL Revolver.

“New Money Investment Amount” means the aggregate dollar amount equal to the New Preferred Equity Interests Investment Amount, plus the New First Lien Term Loan Amount, plus the New ABL Revolver Amount.

“New Money Investment Documents” means, collectively, all related agreements, documents, or instruments in connection with the New Money Investment, the Rights Offering, and this Agreement, which shall be (i) in form and substance materially consistent with this Agreement and the Plan and otherwise (ii) in form and substance reasonably acceptable to the Requisite Backstop Parties and the Parent.

“New Money Investment Procedures” means the procedures for consummating the New Money Investment, including the Rights Offering, including the exhibits and annexes thereto and all amendments, supplements changes, and modifications thereto, which procedures may be included in the Plan and shall be filed with the Bankruptcy Court no later than April 9, 2018 and shall be in form and substance reasonably acceptable to the Requisite Backstop Parties and the Debtors.

“New Preferred Equity Interests Backstop Put Premium” means an aggregate commitment premium of $17,500,000, which represents 7.0% of the maximum New Preferred Equity Interests Investment Amount.

“New Preferred Equity Interests Commitment Premium” means an aggregate commitment premium of $8,750,000, which represents 3.5% of the maximum New Preferred Equity Interests Investment Amount.

“New Preferred Equity Interests” means 400,000 shares of Preferred Equity Interests to be issued by Reorganized Claire’s on the Effective Date in connection with the implementation of, and as authorized by, the Plan, plus such additional shares of Preferred Equity Interests to be issued pursuant to this Agreement for payment of Premiums as contemplated by Section 2.4.

“New Preferred Equity Interests Investment Amount” means an amount equal to the Preferred Investment Amount.

“Parent” has the meaning assigned to it in the preamble.

“Petition Date” has the meaning assigned to it in the Recitals hereto.

“Preferred Equity Interests” means the preferred equity interests of Reorganized Claire’s, the stated value per share of which shall be the Preferred Equity Interests Stated Value.

“Preferred Equity Interests Stated Value” means $1,000.00 per share.

“Premium” and “Premiums” each have the meaning set forth in Section 2.4(c).

“Pro Rata Allocation” means, with respect to each holder of First Lien Claims, the fraction equal to (a) the amount of such holder’s allowed First Lien Claims as of the Voting Record Date divided by (b) the total amount of allowed First Lien Claims.

“Qualified Affiliate” means, with respect to any Backstop Party, any investment fund, account or other investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Party or if such Backstop Party is an investment fund, account or other investment vehicle, the Person that controls, manages, advises or sub-advises such Backstop Party.

“Remaining Backstop Parties” has the meaning assigned to it in Section 2.7.

“Reorganized Claire’s” means reorganized Claire’s Inc. or any successors thereto by merger, consolidation, conversion or otherwise, on or after the Effective Date, including any new entity formed pursuant to the restructuring transactions contemplated by the Plan to directly or indirectly acquire all or substantially all of the assets or equity of the Company.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Company Plan.

“Requisite Backstop Parties” means the Requisite Consenting Creditors (excluding, for purposes of determining thereof, any Initial Consenting Creditor that is a Defaulting Backstop Party).

“Rights Offering” has the meaning set forth in Section 2.1(b).

“Rights Offering Amount” has the meaning set forth in Section 2.1(b).

“Rights Offering Price” means, in respect of each share of New Preferred Equity Interests, $625.00 per share.

“Rights Offering Procedures” has the meaning assigned to it in Section 2.1(b).

“RSA” has the meaning assigned to it in the Recitals hereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Term Loan” means that certain Term Loan Credit Agreement, dated as of September 20, 2016, by and among the Parent, as borrower, the guarantors party thereto, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent, as amended, supplemented or otherwise modified from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Shortfall Notice” has the meaning assigned to it in Section 2.7.

“Stores” has the meaning assigned to it in the Preamble.

“Subscription Agent” means the entity, reasonably acceptable to the Requisite Backstop Parties (such consent to be promptly and timely given and not unreasonably withheld), engaged by the Company to administer the New Money Investment and the Rights Offering in accordance with the New Money Investment Procedures.

“Subscription Deadline” means the date by which the Eligible Parties must elect to participate in the Rights Offering pursuant to the Rights Offering Procedures.

“Subsidiaries” means the direct and indirect wholly-owned subsidiaries of Parent.

“Supporting Party” means each holder of First Lien Claims (other than the Backstop Parties) that executes a joinder to the RSA in the form attached to the RSA and delivers such executed joinder to the Parent and the Backstop Party Professionals on or prior to ten (10) Business Days following the Petition Date.

“Supporting Party Pro Rata Share” means, with respect to each Supporting Party, the fraction equal to (a) the amount of such holder’s First Lien Claims as of April 2, 2018 divided by (b) the total amount of First Lien Claims.

“Tax Forms” has the meaning assigned to it in Section 10.19.

“Term Percentage” means the quotient, expressed as a percentage, equal to: (a) the New First Lien Term Loan Amount, divided by (b) the sum of the New First Lien Term Loan Amount, plus the New ABL Revolver Amount, plus the New Preferred Equity Interest Investment Amount.

“Unfunded Backstop Commitment” has the meaning assigned in Section 2.7.

“Unsubscribed Amount” means the amount of the Rights Offering Amount not elected to be duly purchased by the Eligible Parties on or prior to the Election Deadline in accordance with the New Money Investment Procedures.

“Voting Record Date” means the date established as the voting record date in the Disclosure Statement Order.

SECTION 2. NEW MONEY INVESTMENT.

2.1 Initial Subscription Amount; Rights Offering.

(a) Subject to the terms and conditions hereof, each Backstop Party hereby irrevocably subscribes for and purchases (on a several and not a joint basis), on the Effective Date, its Backstop Commitment Percentage of fifty percent (50.00%) of the New Money Investment Amount (such Backstop Party’s “Initial Subscription Amount”). With respect to each Backstop Party, (x) the Term Percentage of the aggregate amount for which such Backstop Party subscribed pursuant to this Section 2.1(a) shall be allocated to the loans to be provided under the New First Lien Term Loan Agreement, (y) the ABL Percentage of the aggregate amount for which such Backstop Party subscribed pursuant to this Section 2.1(a) shall be allocated to commitments under the New ABL Revolver, and (z) the Equity Percentage of the aggregate amount for which such Backstop Party subscribed pursuant to this Section 2.1(a) shall be allocated to the purchase of shares of New Preferred Equity Interests at a price per share equal to the Rights Offering Price. The rights and obligations in respect of the Initial Subscription Amount (the “Initial Subscription Right”) may not be sold, transferred, or assigned, provided that each Backstop Party may assign its Initial Subscription Right (or portion thereof) to a Qualified Affiliate of such Backstop Party which executes a joinder to this Agreement pursuant to which such Qualified Affiliate shall agree in writing to be bound by the representations, warranties, covenants and obligations of such transferring Backstop Party under this Agreement and the RSA, and shall make the representations set forth in Section 4 hereof as of the date of such transfer as if it was a Backstop Party. In such event, the transferring Backstop Party shall remain fully obligated for its Initial Subscription Right (including any portion thereof transferred). Not less than three (3) Business Days prior to the Effective Date, such Backstop Party (or its permitted transferee) shall deliver by wire transfer in immediately available funds its Initial Subscription Amount to a segregated account designated by the Parent in the Rights Offering Procedures (as defined below).

(b) Pursuant to the Plan and the procedures governing the Rights Offering (the “Rights Offering Procedures”) and such other terms and conditions set forth in the New Money Investment Documents and consistent with this Agreement, the Parent or its applicable Subsidiary or the Subscription Agent on behalf of the Parent or such applicable Subsidiary, shall conduct a rights offering for the purpose of funding or committing to fund, as applicable, fifty percent (50.00%) of the New Money Investment Amount (the “Rights Offering Amount”, and such rights offering, the “Rights Offering”). On the date on which the Parent or its applicable Subsidiary is required to commence solicitation pursuant to the Disclosure Statement Order, the Parent or such applicable Subsidiary or the

Subscription Agent on behalf of the Parent or such applicable Subsidiary, shall send to each holder of First Lien Claims, a notice and subscription form. Each Eligible Party shall have the right in the Rights Offering to subscribe for (on a several and not a joint basis) up to its Pro Rata Allocation of the Rights Offering Amount (the “Investment Right”). With respect to each Eligible Party that exercises its Investment Right, (x) the Term Percentage of the aggregate amount for which such Eligible Party subscribed pursuant to the Investment Right shall be allocated to the purchase of loans to be provided under the New First Lien Term Loan, (y) the ABL Percentage of the aggregate amount for which such Eligible Party subscribed pursuant to the Investment Right shall be allocated to commitments under the New ABL Revolver, and (z) the Equity Percentage of the aggregate amount for which such Eligible Party subscribed pursuant to the Investment Right shall be allocated to the purchase of shares of New Preferred Equity Interests at price per share equal to the Rights Offering Price. The Investment Right may not be sold, transferred, or assigned; provided that each Backstop Party may assign its Investment Right (or portion thereof) to a Qualified Affiliate of such Backstop Party which executes a joinder to this Agreement pursuant to which such Qualified Affiliate shall agree in writing to be bound by the representations, warranties, covenants and obligations of such transferring Backstop Party under this Agreement and the RSA, and shall make the representations set forth in Section 4 hereof as of the date of such transfer as if it was a Backstop Party. In such event, the transferring Backstop Party shall remain fully obligated for that amount of the Investment Right for which it or the transferee has properly exercised.

(c) To exercise its Investment Right, each Eligible Party shall, prior to the date and time the Rights Offering expires, as set forth in the Rights Offering Procedures, (i) complete and submit the duly executed New Money Investment Documents in accordance with the New Money Investment Procedures (including such subscription form referenced above and any other documents required by the Rights Offering Procedures) and (ii) deliver by wire transfer in immediately available funds such Eligible Party’s Rights Offering Amount for which it has properly subscribed allocated to New First Lien Term Loans and the purchase of shares of New Preferred Equity Interests to a segregated account designated by the Parent or Subscription Agent in the Rights Offering Procedures. The closing of the Rights Offering will occur on the Effective Date contemporaneously with substantial consummation of the Plan.

2.2 Backstop Commitment.

(a) The Parent agrees to give, or instruct the Subscription Agent to give, each Backstop Party, no later than seven (7) Business Days prior to the Effective Date, a (i) written notice (the “Backstop Notice”) by overnight mail, e-mail or by electronic facsimile transmission, setting forth (A) the aggregate amount of the Rights Offering Amount for which Eligible Parties have subscribed in the Rights Offering, (B) the Unsubscribed Amount, and (C) the amount equal to such Backstop Party’s Backstop Commitment Percentage multiplied by the Unsubscribed Amount (such Backstop Party’s “Backstop Amount”) which calculations shall be made in consultation with the Backstop Party Professionals; provided that the Backstop Parties may seek an upward or downward adjustment of the Backstop Amounts if such calculations are inaccurate and (ii) a subscription form to be completed by each Backstop Party to facilitate such Backstop Party’s subscriptions pursuant the rights set forth in this Section 2. The Parent or its applicable Subsidiary shall promptly provide, and/or shall instruct the Subscription Agent to provide, such written backup and documentation prepared by the Parent, the Subsidiaries and/or the Subscription Agent, as applicable, in connection with such calculations as any Backstop Party may reasonably request.

(b) Subject to and in accordance with the terms and conditions set forth herein, each Backstop Party hereby commits, on behalf of itself and no other Backstop Party, to subscribe for its Pro Rata Allocation in the Rights Offering and to purchase its Backstop Amount (the “Backstop Commitment”). The Backstop Commitment may not be sold, transferred, or assigned, provided that each Backstop Party, not later than the date that is four (4) Business Days prior to the Effective Date, may assign its Backstop Commitment (or portion thereof) to (i) a Qualified Affiliate of such Backstop Party which executes a joinder to this Agreement pursuant to which such Qualified Affiliate shall agree in writing to be bound by the representations, warranties, covenants and obligations of such transferring Backstop Party under this Agreement and the RSA, shall make the representations set forth in Section 4 hereof as of the date of such transfer as if it was a Backstop Party or (ii) another Backstop Party upon written notice to the Parent setting forth the amount of the Backstop Commitment to be transferred and the name of the transferee Backstop Party. In each case, the transferring Backstop Party shall remain fully obligated for its Backstop Commitment. Not less than three (3) Business Days prior to the Effective Date, such Backstop Party (or its permitted transferee) shall deliver by wire transfer in immediately available funds its Backstop Commitment allocated to New First Lien Term Loan and the purchase of shares of New Preferred Equity Interests to a segregated account designated by the Parent in the Rights Offering Procedures.

2.3 Closing Mechanics.

(a) The closing of the New Money Investment (the “Closing”) is conditioned upon consummation of the Plan. The Closing will occur on the Effective Date contemporaneously with the substantial consummation of the Plan and subject to the other terms and conditions set forth in this Agreement. No later than the date that is three (3) Business days prior to Effective Date, each Backstop Party shall complete and submit the New Money Investment Documents in accordance with the New Money Investment Procedures, and any other documentation deemed necessary or advisable by the Company if so reasonably required, in exchange for delivery by the Parent and/or the applicable Subsidiary, to each Backstop Party, of such certificate, documents or instruments described in Section 2.3(b) below.

(b) Subject to and in accordance with the terms and conditions set forth herein, Parent and the applicable Subsidiaries shall (i) deliver to each Backstop Party such certificates, documents or instruments required to be delivered by the Parent in connection with the consummation of the funding of the New First Lien Term Loan and the New ABL Revolver by the New First Lien Term Loan Agreement or the New ABL Revolver Agreement, as applicable, (ii) to the extent certificated, deliver to each Backstop Party certificates representing the New Preferred Equity Interests and (iii) pay the Premiums as set forth in Section 2.4.

2.4 Premium Payments.

(a) As consideration of each Backstop Party’s commitment to purchase its Backstop Amount, whether or not called upon, Parent or the applicable Subsidiary, shall pay, or cause to be paid to each Backstop Party, (i) such Backstop Party’s Backstop Commitment Percentage of (A) the New First Lien Term Loan Commitment Premium and (B) the New First Lien Term Loan Backstop Put Premium, in each case, in cash and (ii) such Backstop Party’s Backstop Commitment Percentage of (A) the New Preferred Equity Interests Commitment Premium and (B) the New Preferred Equity Interests Backstop Put Premium, in each case, by issuing a number of shares of New Preferred Equity Interests to such Backstop Party equal to such Backstop Party’s Backstop Commitment Percentage of the New Preferred Equity Interests Commitment Premium and New Preferred Equity Interests Backstop Put Premium divided by the Preferred Equity Interests Stated Value.

(b) In connection with the New Money Investment and Rights Offering, subject to the Company’s payment under Section 2.4(a), each Backstop Party shall pay, or at the request of the Requisite Backstop Parties, the Parent shall pay, or cause to be paid on behalf of such Backstop Party (and to the extent so paid by Parent, the amount otherwise payable to such Backstop Party under Section 2.4(a) shall be correspondingly reduced) on the Effective Date, to each Supporting Party that is not a Backstop Party, such Backstop Party’s Backstop Commitment Percentage of (i) such Supporting Party’s Pro Rata Share of the New First Lien Term Loan Commitment Premium, in cash and (ii) such Supporting Party’s Pro Rata Share of the New Preferred Equity Interests Commitment Premium, by delivery to such Supporting Party of a number of shares of New Preferred Equity Interests equal to such Backstop Party’s Backstop Commitment Percentage of such Supporting Party’s Pro Rata Share of the New Preferred Equity Interests Commitment Premium divided by the Preferred Equity Interests Stated Value.

(c) Each of the New First Lien Term Loan Backstop Put Premium, New First Lien Term Loan Commitment Premium, New Preferred Equity Interests Backstop Put Premium and New Preferred Equity Interests Commitment Premium, payable pursuant to this Section 2.4 (each such premium, a “Premium” and collectively, the “Premiums”), with respect to each Backstop Party and Supporting Party, shall be fully vested upon the Execution Date, nonrefundable and non-avoidable upon entry of the Confirmation Order and shall be payable upon the Effective Date, provided that no portion of any such Premium shall be payable to a Defaulting Backstop Party in the event of a Backstop Party Default. The Premiums shall, subject to entry of the Confirmation Order, constitute allowed administrative expenses of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code with the priority provided by Section 503(b)(1) of the Bankruptcy Code.

2.5 Rounding of Shares. The number of shares of Preferred Equity Interests allocated to each Backstop Party and Supporting Party in respect of the New Preferred Equity Interests Backstop Put Premium and New Preferred Equity Interests Commitment Premium, as applicable, shall be rounded among the applicable party solely to avoid fractional units as the Parent shall determine in consultation with the Requisite Backstop Parties.

2.6 Taxes. All of the New Preferred Equity Interests issued to the Backstop Parties pursuant to the terms hereof will be delivered with any and all issue, stamp, transfer or similar taxes or duties payable in connection with such delivery duly paid by the Parent. The payment to the Backstop Parties of the Backstop Put Premium, the Breakup Fee and any First Lien Fees and Expenses will be free and clear of all withholding taxes (except for withholding taxes arising as result of a Backstop Party’s failure to provide a Tax Form, as defined in Section 10.19, establishing a complete exemption from withholding).

2.7 Replacement of Defaulted Backstop Commitments. Upon the occurrence of a Backstop Party Default, Parent shall send a written notice (a “Shortfall Notice”) to the Backstop Parties (other than a Defaulting Backstop Party) (the “Remaining Backstop Parties”) of (a) such Backstop Party Default, and (b) the amount of the Defaulting Backstop Party’s Backstop Commitment (the “Unfunded Backstop Commitment”). The Remaining Backstop Parties shall have the right, but not the obligation, within ten (10) Business Days from receipt of the Shortfall Notice (the “Backstop Replacement Period”) to elect to purchase, or elect for a Qualified Affiliate of a Remaining Backstop Party to purchase, all or a portion of the Unfunded Backstop Commitment (such electing Remaining Backstop Party, a “Backstop Replacement Party”), each on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed by the Backstop Parties electing to purchase all or any portion of such Unfunded Backstop Commitment, or, if no such agreement is reached, based on the relative Backstop Commitment Percentages of such Backstop Replacement Parties. If the total amount of the Unfunded Backstop Commitment is re-allocated to a Backstop Replacement Party (or combination of Backstop Replacement Parties), Schedule I hereto shall be updated by the Backstop Parties solely to reflect the Backstop Commitment Percentage of the Backstop Commitment that shall apply to each such Backstop Replacement Party, and the reduction of the Defaulting Backstop Party’s Backstop Commitment Percentage. In performing this Agreement, the Company may rely solely on the most current Schedule I. As used herein, the term “Backstop Party Default” shall mean the material breach by any Backstop Party of any provision applicable to it under this Agreement, including the failure to timely fund such Backstop Party’s Initial Subscription Amount and/or Backstop Commitment, and any such defaulting Backstop Party shall be referred to as a “Defaulting Backstop Party”. Notwithstanding anything to the contrary in this Agreement, including any election by a Remaining Backstop Party to become a Backstop Replacement Party, each Defaulting Backstop Party will be liable for the consequences of its breach and each Party may enforce its rights to money damages and/or specific performance against such Defaulting Backstop Party.

2.8 Parent Participation. Notwithstanding anything else to the contrary set forth in this Agreement, including Sections 2.1(a), 2.1(b) and 2.2, in its capacity as a Backstop Party, the Parent shall be permitted to assign, or otherwise transfer its rights with respect to its Initial Subscription Right, Investment Right and Backstop Commitment (or agree to forgo such rights and conduct an offering of its allocation of the New Money Investment in an aggregate amount equal to the amount thereof), in each case, on terms and conditions as mutually agreed between the Parent and the Requisite Backstop Parties and, in each case, in a manner that would not prevent the offering, solicitation and sale of securities in the Rights Offering and New Money Investment to be exempt from registration pursuant to Regulation D of the Securities Act. In the event of any such transfer or rights offering, Parent, in its capacity as a Backstop Party, shall have no further obligations with respect to such transferred Initial Subscription Right, Investment Right and Backstop Commitment from and after the date of such transfer or the expiration of such rights offering.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE PARENT.

Except as set forth in the Company Disclosure Schedules and any Company SEC Documents, Parent represents and warrants, on behalf of itself and each of the Subsidiaries, jointly and severally, to each Backstop Party, the following:

3.1 Organization and Qualification. The Parent and each Subsidiary (a) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, in each case except where the failure to have such authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

3.2 Corporate Power and Authority.

(a) Subject to entry of the Confirmation Order providing for assumption of this Agreement by the Parent, each of the Parent and Stores has the requisite corporate power and authority to consummate the transactions contemplated herein. Subject to the entry of the Confirmation Order and consummation of the Plan, as applicable, the execution and delivery of this Agreement and the Definitive Documentation, the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Parent, and no other corporate proceedings on the part of the Parent or Stores are or will be necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) Notwithstanding the foregoing, the Parent makes no express or implied representations or warranties, on behalf of itself or the other Subsidiaries, with respect to actions (including in the foregoing) to be undertaken by Reorganized Claire’s, which such actions shall be governed by the Plan.

3.3 Execution and Delivery; Enforceability. Subject to entry of the Confirmation Order, this Agreement will be duly executed and delivered by each of the Parent and Stores and the Definitive Documentation (other than this Agreement) will be duly executed and delivered by each of the Parent and Stores and each of the Subsidiaries, in each case, to the extent party thereto. Upon entry of the Confirmation Order and consummation of the Plan, assuming due and valid execution and delivery hereof by the Backstop Parties, the obligations set forth hereunder and under the Definitive Documentation will constitute the valid and legally binding obligations of the Parent and each of the Subsidiaries, in each case, to the extent party thereto, enforceable against the Parent and each of the Subsidiaries, in each case, to the extent party thereto, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity.

3.4 No Conflict. Assuming the consents described in clauses (a) through (e) of Section 3.5 are obtained, the execution and delivery by the Parent and, if applicable, any other Subsidiary, of this Agreement and the Plan, the compliance by the Parent and, if applicable, any Subsidiary, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any lien under, or cause any payment or consent to be required under any contract to which any Subsidiary will be bound as of the Effective Date after giving effect to the Plan or to which any of the property or assets of the Company will be subject as of the Effective Date after giving effect to the Plan, (b) result in any violation of the provisions of any of the Subsidiaries’ organizational documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Parent’s or any Subsidiaries’ undertaking to implement the Plan through the Chapter 11 Cases), or (c) result in any violation of any law or order applicable to any Subsidiary or any of their properties, except in each of the cases described in clause (a) or (c) for any conflict, breach, modification, violation, default, acceleration or lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

3.5 Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over any of the Subsidiaries or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Parent and, to the extent relevant, the other Subsidiaries, of this Agreement, the Plan and the Definitive Documentation, the compliance by the Parent and, to the extent relevant, the Subsidiaries, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of orders as may be necessary in the Chapter 11 Cases from time-to-time; (b) the entry of the Confirmation Order, (c) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (d) applicable filings made in connection with the issuance of the Preferred Equity Interests and the making of the New First Lien Term Loan, and (e) any other consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

3.6 Company SEC Documents. Since January 28, 2017, Claire’s Stores, Inc. has voluntarily filed the Company SEC Documents, and is not, and has not been within the three years prior to the date of this Agreement, required to make any filings with the SEC. No Company SEC Document that has been filed prior to the Execution Date, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the Execution Date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Absence of Certain Changes. Since December 31, 2017 to the date of this Agreement, there has been no Material Adverse Change.

3.8 No Violation; Compliance with Laws. (i) The Parent is not in violation of its articles of incorporation, as amended, or bylaws, in any material respect and (ii) no Subsidiary is in violation of its respective charter or bylaws, certificate of formation or limited liability company operating agreement or similar organizational document in any material respect. To the Knowledge of the Company, none of the Subsidiaries is or has been at any time since January 28, 2017 in violation of any law or order, except as a result of the Chapter 11 Cases and except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

3.9 Legal Proceedings. As of the Execution Date (and excluding the Chapter 11 Cases), there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company, threatened to which Parent or any of the Subsidiaries is a party or to which any property of Parent or any of the Subsidiaries is the subject, in each case directly relates to the validity or enforceability of this Agreement, the Plan or the Definitive Documentation or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

3.10 Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change: (a) as of the Execution Date, there are no strikes or other labor disputes pending or, to the Knowledge of the Company, threatened against Parent or any of the Subsidiaries; (b) the hours worked and payments made to employees of Parent or any of the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Parent or any of the Subsidiaries or for which any claim may be made against Parent or any of the Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent or any of the Subsidiaries to the extent required by GAAP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, the consummation of the transactions contemplated by the Definitive Documentation will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Parent or any of the Subsidiaries (or any predecessor) is a party or by which Parent or any of the Subsidiaries (or any predecessor) is bound.

3.11 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, (a) the Company owns, or possesses the right to use, all of the material patents, patent rights, trademarks, service marks, trade names, copyrights, domain names, and any and all applications or registrations for any of the foregoing

(collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the Knowledge of the Company, the operation of the business of the Company as is currently conducted, is not infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any Person, and (c) no written claim or litigation regarding any of the foregoing is pending as of the Execution Date or, to the Knowledge of the Company, threatened in writing.

3.12 Title to Real and Personal Property.

(a) Leased Real Property. The Company is in compliance with all obligations under all leases to which it is a party that will not be rejected in the Chapter 11 Cases except as disclosed in Section 3.12(b)(ii) of the Company Disclosure Schedules or where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, and neither the Parent nor any Subsidiary has received written notice of any good faith claim asserting that such leases are not in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change. Each of the Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or have, individually or in the aggregate, a Material Adverse Change.

3.13 No Undisclosed Relationships. Other than contracts or other direct or indirect relationships between or among any of the Subsidiaries, there are no contracts or other direct or indirect relationships existing as of the Execution Date between or among any of the Subsidiaries, on the one hand, and any director, officer or greater than five percent (5%) stockholder of the Parent, on the other hand, that is required by the Exchange Act to be described in the filings with the SEC by the Parent and that is not so described, except for the transactions contemplated by this Agreement. Any contract existing as of the Execution Date between or among the Parent, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Subsidiaries, on the other hand, is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the year ended January 28, 2017, as amended, or any other Company SEC Document filed since January 29, 2017 and prior to the Execution Date.

3.14 Licenses and Permits. The Company possess all licenses, certificates, permits and other authorizations issued by, have made all declarations and filings with and have maintained all financial assurances required by, the appropriate governmental entities that are necessary for the ownership or lease of their respective properties and the conduct of the business, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change. None of the Parent or its Subsidiaries (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

3.15 Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change: (a) no written notice, claim, demand, request for information, order, complaint or penalty has been received by the Company, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation of or liability under any environmental laws, in each case relating to the Company, (b) the Company has received (including timely application for renewal of the same), and maintained in full force and effect, all environmental permits, licenses and other approvals, and has maintained all financial assurances, in each case to the extent necessary for its operations to comply with all applicable environmental laws and is, and since January 1, 2017, has been, in compliance with the terms of such permits, licenses and other approvals and with all applicable environmental laws, (c) to the Knowledge of the Company, no hazardous material is located at, on or under any property currently or formerly owned, operated or leased by Parent or any of the Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of any of the Parent or any of its Subsidiaries under any environmental laws other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, (d) no hazardous material has been released, generated, owned, treated, stored or handled by Parent or any of its Subsidiaries, and no hazardous material has been transported to or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Parent or any of the Subsidiaries under any environmental laws other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, and (e) there are no agreements in which Parent or any of the Subsidiaries has expressly assumed responsibility for any known obligation of any other Person arising under or relating to environmental laws that remains unresolved other than future costs, liabilities and obligations associated with remediation at the end of the productive life of a well, facility or pipeline that has produced, stored or transported hydrocarbons, which has not been made available to the Backstop Parties prior to the Execution Date. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 constitute the sole and exclusive representations and warranties in this Agreement with respect to any environmental, health or safety matters, including any arising under or relating to environmental laws or hazardous materials.

3.16 Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, (i) the Company has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. tax returns required to have been filed by it and (ii) taken as a whole, each such Tax return is true and correct;

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, the Company has timely paid or caused to be timely paid all taxes shown to be due and payable by it on the returns referred to in clause (a) and all other taxes or assessments (or made adequate provision (in accordance with

GAAP) for the payment of all taxes due) with respect to all periods or portions thereof ending on or before the Execution Date (except taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Company (as the case may be) has set aside on its books adequate reserves in accordance with GAAP or with respect to the Subsidiaries only, except to the extent the non-payment thereof is permitted or required by the Bankruptcy Code), which taxes, if not paid or adequately provided for, would reasonably be expected to be material to the Company taken as a whole; and

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, as of the Execution Date, with respect to the Company, other than in connection with the Chapter 11 Cases and other than taxes or assessments that are being contested in good faith and are not expected to result in significant negative adjustments that would be material to the Company taken as a whole, (i) no claims have been asserted in writing with respect to any taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to taxes have been given or requested and (iii) no tax returns are being examined by, and no written notification of intention to examine has been received from, the IRS or any other Governmental Entity.

3.17 Employee Benefit Plans.

(a) Except for the filing and pendency of the Chapter 11 Cases or otherwise as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change: (i) each Company Plan, if any, is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past six years (or is reasonably likely to occur); (iii) no ERISA Event has occurred or is reasonably expected to occur; (iv) none of the Parent nor its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Company or any of its Subsidiaries to Tax; and (v) no employee welfare plan (as defined in Section 3(1) of ERISA) maintained or contributed to by the Parent or any of the Subsidiaries provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, there are no pending, or to the Knowledge of the Company, threatened claims, sanctions, actions or lawsuits, asserted or instituted against any Company Plan or any Person as fiduciary or sponsor of any Company Plan, in each case other than claims for benefits in the normal course.

(c) Within the last six years, no Company Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, (i)all compensation and benefit arrangements of the Company comply and have complied in both form and operation with their terms and all applicable laws and legal requirements, and (ii) the Company does not have any obligation to provide any individual with a “gross up” or similar payment in respect of any taxes that may become payable under Sections 409A or 4999 of the Code.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, all liabilities (including all employer contributions and payments required to have been made by any of the Subsidiaries) under or with respect to any compensation or benefit arrangement of any of the Subsidiaries have been properly accounted for in the Company’s financial statements in accordance with GAAP.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, (i) the Company is currently in compliance with all laws and legal requirements in respect of personnel, employment and employment practices; (ii) all service providers of the Company are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or law); and (iii) the Company has not and are not engaged in any unfair labor practice.

3.18 Internal Control Over Financial Reporting. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, the Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act applicable to Persons that make filings with the SEC on a voluntary basis, and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to the Knowledge of the Company, there are no material weaknesses in the Company’s internal control over financial reporting as of the date hereof.

3.19 Disclosure Controls and Procedures. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, the Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

3.20 Material Contracts. Other than as a result of the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against any Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto (except where the failure to be valid, binding or enforceable does not constitute a Material Adverse Change), and as of the Execution Date, no written notice to terminate, in whole or part, any Material Contract has been received by any of the Parent or the Subsidiaries (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change). Other than as a result of the filing and pendency of the Chapter 11 Cases, the Company nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

3.21 No Unlawful Payments. To the Knowledge of the Company, since January 28, 2017, none of the Company nor any of their respective directors, officers or employees has in any material respect: (a) used any funds of any of the Company for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”); or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.22 Compliance with Money Laundering Laws. To the Knowledge of the Company, the operations of the Company are and, since January 28, 2017 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the FCPA, the money laundering statutes of all jurisdictions in which the Company and each of its Subsidiaries operate (and the rules and regulations promulgated thereunder) and any related or similar laws (collectively, the “Money Laundering Laws”) and no material legal proceeding by or before any Governmental Entity or any arbitrator involving the Company with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

3.23 Compliance with Sanctions Laws. To the Knowledge of the Company, neither the Company nor any of its respective directors, officers, employees or other Persons acting on their behalf with express authority to so act is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of the New Money Investment, or lend, contribute or otherwise make available such proceeds to any other Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

3.24 Investment Company Act. Neither the Parent nor the Subsidiaries are, or immediately after giving effect to the consummation of the Plan will be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and this conclusion is based on one or more bases or exclusions other than Sections 3(c)(1) and 3(c)(7) of the Investment Company Act, including that neither the Company nor any of its Subsidiaries comes within the basic definition of ‘investment company’ under Section 3(a)(1) of the Investment Company Act.

3.25 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change: (i) the Company has insured their properties and assets against such risks and in such amounts as, to the Knowledge of the Company, are customary for companies engaged in similar businesses; (ii) all premiums due and payable in respect of insurance policies maintained by the Company and each of its Subsidiaries have been paid; (iii) the Company reasonably believes that the insurance maintained by or on behalf of the Company is adequate in all respects; and (iv) as of the Execution Date, to the Knowledge of the Company, the Company has not received notice from any insurer or agent of such insurer with respect to any insurance policies of the Company of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

3.26 Alternative Proposal. From March 19, 2018 to the Execution Date, the Company has not taken any action to solicit, initiate, encourage, negotiate, or assist the submission or development of an Alternative Proposal except as permitted by Section 5(a) of the RSA.

3.27 Issuance; Valid Offering. The capital stock and other equity interests to be issued pursuant to the Plan, including the Preferred Equity Interests to be issued in connection with the consummation of the New Money Investment and pursuant to the terms of this Agreement, including in connection with the Premiums and the Breakup Fee, will, when issued and delivered on the Effective Date and any time thereafter, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and such capital stock and other equity interests, including the Preferred Equity Interests will be free and clear of all taxes (except for any taxes arising as a result of a Backstop Party’s failure to provide a tax form establishing a complete exemption from withholding), liens (other than transfer restrictions imposed hereunder or by applicable law), preemptive rights, subscription and similar rights, other than any rights set forth in the Plan, any Plan Supplement, the Reorganized Claire’s organizational documents or the Definitive Documentation.

3.28 No Broker’s Fees. Except for amounts that may be paid or payable to Lazard Frères & Co. LLC and FTI Consulting, Inc. in connection with the Plan, there is no brokerage commission, finder’s fee or like payable in respect of or in connection with any transaction contemplated by this Agreement or any other Definitive Documentation, including but not limited to the Plan, the New Money Investment or the Premiums or the Breakup Fee.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES.

Each Backstop Party (other than Parent) represents and warrants, as to itself and no other Backstop Party, to Parent that the following statements are true, correct, and complete:

4.1 Organization. Such Backstop Party is a legal entity organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization.

4.2 Organizational Power and Authority. Such Backstop Party has the requisite power and authority (corporate or equivalent) to enter into, execute and deliver this Agreement and the Definitive Documentation to which such Backstop Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the Definitive Documentation.

4.3 Execution and Delivery. This Agreement and the Definitive Documentation to which such Backstop Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Party and (b) assuming due and valid execution and delivery hereof and thereof by the Company and the Subsidiaries (as applicable), will constitute valid and legally binding obligations of such Backstop Party, enforceable against such Backstop Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.4 No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 4.5 are obtained, the execution and delivery by such Backstop Party of this Agreement and the Definitive Documentation to which such Backstop Party is a party, the compliance by such Backstop Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any lien under, any contract to which such Backstop Party is party or is bound or to which any of the property or assets or such Backstop Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Backstop Party and (c) will not result in any violation of any law or order applicable to such Backstop Party or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Backstop Party’s timely performance of its obligations under this Agreement.

4.5 Consents and Approvals. No consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over such Backstop Party or any of its properties is required for the execution and delivery by such Backstop Party of this Agreement and the Definitive Documentation to which such Backstop Party is a party, the compliance by such Backstop Party with the provisions hereof and thereof and the consummation of the transactions (including the compliance of such Backstop Party with its Backstop Commitment) contemplated herein and therein, except (a) any consent, approval, authorization, order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Backstop Party’s timely performance of its obligations under this Agreement and the Definitive Documentation to which such Backstop Party is a party and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

4.6 Sophistication. Such Backstop Party (i) is a sophisticated investor with respect to the transactions described in this Agreement with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities (including any securities that may be issued in connection with the transactions contemplated by the Plan), in making an informed decision with respect thereto and has made its own analysis and decision to enter into this Agreement, (ii) is: (A) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; or (B) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act that is also an “accredited investor” within the meaning of the Rule 501 of Regulation D under the Securities Act, and (iii) with respect to any New Preferred Equity Investment that may be acquired under the Plan or pursuant to this Agreement or in the Rights Offering, is not acquiring such new equity with a view to a distribution in violation of applicable securities laws. Such Backstop Party understands that the New Preferred Equity Interests are being offered and sold to such Backstop Party in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Backstop Party’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Backstop Party set forth herein in order to determine the availability of such exemptions and the eligibility of such Backstop Party to acquire the New Preferred Equity Interests. Such Backstop Party understands and is able to bear any economic risks associated with the New Preferred Equity Interests (including the necessity of holding the New Preferred Equity Interests for an indefinite period of time) and is able to afford a loss of its investment in the New Preferred Stock. Except for the representations and warranties expressly set forth in this Agreement, such Backstop Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Company. Such Backstop Party acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the accuracy of the information contained herein.

4.7 Securities Laws Compliance. The New Preferred Equity Interests subscribed for by the Backstop Parties will not be offered for sale, sold or otherwise transferred by such Backstop Party except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

4.8 Purchase Intent. Such Backstop Party is acquiring the New Preferred Equity Interests for its own account or for the accounts for which it is acting as investment advisors or manager, and not with a view to distributing or reselling such New Preferred Equity Interests or any part thereof. Such Backstop Party understands that such Backstop Party must bear the economic risk of this investment indefinitely, unless the New Preferred Equity Interests is registered pursuant to the Securities Act and any applicable state securities or Blue Sky laws or an exemption from such registration is available, and further understands that it is not currently contemplated that any New Preferred Equity Interests will be registered at the time of issuance.

4.9 Sufficiency of Funds. Such Backstop Party has, as of the Execution Date and shall maintain through and including the Effective Date, sufficient funds to pay its Initial Subscription Amount, and the maximum amount of its Backstop Amount, including but not limited to its Backstop Commitment Percentage of the New ABL Revolver Amount. In no event shall the receipt by, or the availability of any funds or financing to, such Backstop Party or any of its affiliates or any other financing be a condition to such Backstop Party’s obligations to consummate the transactions contemplated by this Agreement. Such Backstop Party has all required internal approvals, and procedures and policies in place that are necessary to enable it, to enter into the New ABL Revolver Agreement, fund loans thereunder from time to time in accordance with the terms of the New ABL Revolver Agreement and otherwise ensure that it shall not become a Defaulting Lender (as such term is customarily defined in asset based revolving credit facility agreements).

4.10 Legend. Each Backstop Party understands that all securities acquired by it pursuant to this Agreement and the Rights Offering, if certificated, shall bear, or if uncertificated, shall be deemed to include, a customary Securities Act legend for “restricted securities” and customary stop order instructions will be entered on the books of the Company’s transfer agent in respect of such shares.

SECTION 5. ADDITIONAL COVENANTS.

5.1 Confirmation Order. The Company shall file and diligently prosecute, (i) as part of seeking approval of the Disclosure Statement, a motion (which motion shall be in form and substance reasonably acceptable to the Requisite Backstop Parties), seeking an order of the Bankruptcy Court that is consistent with this Agreement and otherwise reasonably acceptable to the Requisite Backstop Parties approving the New Money Investment Procedures, and (ii) as part of seeking confirmation of the Plan, a motion (which motion shall be in form and substance reasonably acceptable to the Requisite Backstop Parties), seeking an order of the Bankruptcy Court that is consistent with this Agreement and otherwise reasonably satisfactory to the Requisite Backstop Parties permitting the Parent to assume this Agreement upon the Effective Date of the Plan, including the obligations to pay, when due and payable, the Premiums, the Breakup Fee and the First Lien Fees and Expenses in accordance with the terms of this Agreement. The Backstop Parties shall use commercially reasonable efforts to assist the Company in expeditiously seeking entry of such orders and defend against any objections thereto.

5.2 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of the Parent or any Backstop Party in this Agreement or the RSA (including Parent’s right to solicit, develop, negotiate and enter into any Payout Event Proposal), each Party shall use (and each of the Parent and Stores shall cause the Subsidiaries and their representatives to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including, but not limited to, using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan or the Definitive Documentation, (B) the Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the Reorganized Claire’s organizational documents, the Definitive Documentation and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b) Each of the Parent and Stores shall cause each of its Subsidiaries, whether a Party to this Agreement or not, to comply with the terms of this Agreement.

5.3 Use of Proceeds. Each of the Parent and Stores shall use the net proceeds from the transactions contemplated hereby solely as provided herein and in the Plan.

5.4 Fees and Expenses. Without duplication of the First Lien Fees and Expenses paid pursuant to the RSA or another order of the Bankruptcy Court, each of the Parent and Stores shall, or shall cause one of its Subsidiaries to, promptly pay, to the extent not otherwise paid in connection with the Chapter 11 Cases (including pursuant to any debtor-in-possession financing order or cash collateral stipulation), on the Effective Date, in cash all accrued and unpaid First Lien Fees and Expenses and fees and expenses of the Backstop Party Professionals, to the extent agreed by the Parent and the Requisite Backstop Parties, for which invoices or receipts are furnished by the Backstop Party Professionals and/or Initial Consenting Creditors. For the avoidance of doubt, the Parent’s obligations to pay the First Lien Fees and Expenses shall not be affected or reduced by the payment of any First Lien Fees and Expenses by any holder of First Lien Claims, irrespective of whether such holder remains a holder of First Lien Claims as of the date of this Agreement or is a Backstop Party.

5.5 Notification. Each of the Parent and Stores agree to notify, or cause the Parent’s or Stores’ professionals or Subscription Agent to notify, as reasonably practicable and upon the request of the Backstop Parties, on each business day during the five (5) business days prior to the Election Deadline, the Backstop Parties of the aggregate principal amount of the Rights Offering Amount known by the Parent to have been subscribed for pursuant to the New Money Investment Procedures as of such date.

5.6 Conduct of the Business of Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Parent and Stores shall operate the Company in the ordinary course consistent with its past practice and the operations contemplated pursuant to the Company’s business plan (as may be updated from time to time in consultation with the Backstop Parties) taking into account the Restructuring and the commencement of the Chapter 11 Cases.

5.7 New Money Investment Documents. The Parent shall provide to counsel for the Backstop Parties, to the extent reasonably practicable at least five (5) Business Days prior to the date when the Company intends to conduct the Rights Offering, any New Money Investment Documents related to the Rights Offering and, in any event, the Parent shall consult in good faith with such counsel regarding the form and substance thereof prior to conducting the Rights Offering.

5.8 Access to Information. Subject to execution by the Backstop Parties of a confidentiality agreement reasonably acceptable to the Parent, the Parent on behalf of itself and the Subsidiaries shall provide to the Backstop Parties and their respective advisors and representatives reasonable access during normal business hours upon reasonable notice (and without unreasonable disruption or interference with the conduct of the business) to all books, records (including financial statements, when available), documents, properties, personnel, advisors and representatives of the Parent and its subsidiaries to the extent reasonably requested (provided an authorized representative of the Parent shall be allowed to be present). In addition, the Parent shall promptly provide written notification to the Backstop Parties of any material claim or litigation, arbitration or administrative proceeding that is overtly threatened in writing or filed against them from the Execution Date against the Parent or any Subsidiary relating to this Agreement that could reasonably be expected to have an adverse impact on the Restructuring until the earlier of the (i) Effective Date and (ii) termination of this Agreement.

5.9 Regulatory Approval.

(a) Each Party agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the Definitive Documentation, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable after the commencement of the Rights Offering (and with respect to any filings required pursuant to the HSR Act, if any, no later than five (5) Business Days following the date of the commencement of the Rights Offering) and (ii) promptly furnishing any documents or information reasonably requested by any Antitrust Authority.

(b) The Company and each Backstop Party subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the Definitive Documentation that has notified the Company in writing of such obligation (each such Backstop Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any material communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all material correspondence and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Backstop Parties and the Company.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the Definitive Documentation, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d) The Company and each Filing Party shall use their reasonable best efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing. The communications contemplated by this Section 5.9 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 5.9 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the Definitive Documentation.

SECTION 6. CONDITIONS TO THE BACKSTOP PARTIES’ OBLIGATIONS.

The obligations of each of the Backstop Parties to consummate the transactions contemplated hereby pursuant to this Agreement on the Effective Date shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any one or more of which may be waived in writing by the Requisite Backstop Parties:

6.1 Representations and Warranties; Covenants. (a) All of the representations and warranties made by the Parent in this Agreement shall be true and correct in all material respects as of the Effective Date as though made at and as of the Effective Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date); and (b) the Parent shall have performed and complied in all material respects with all agreements and covenants required by this Agreement or the RSA to be performed by the Parent on or prior to the Effective Date or such earlier date as may be applicable (in each case, without regard to any obligations of Parent in its capacity as a Backstop Party). At the Closing, the Company shall deliver (or cause to be delivered) to the Backstop Parties an officer’s certificate, dated as of the Effective Date, duly executed by an authorized officer of the Company (in his or her capacity as such and not in his or her individual capacity), relating to the satisfaction of the conditions to the Backstop Parties’ obligations set for in this Section 6.1.

6.2 Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court and shall not have been stayed pending appeal.

6.3 Conditions to Confirmation and Effectiveness. The conditions to confirmation of the Plan and the conditions to the Effective Date set forth in the Plan shall have been satisfied (or waived) in accordance with the Plan, and the Effective Date shall have occurred or shall occur simultaneously with the Closing.

6.4 Antitrust Approval. All terminations or expirations of waiting periods imposed by any Governmental Entity required under any Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

6.5 Proceedings. There shall be (i) no pending, existing, instituted or outstanding proceeding, judgment, injunction, decree or other legal restraint in effect that prohibits the consummation of the Restructuring and (ii) no pending, existing, instituted, outstanding or threatened proceeding, judgment, injunction, decree or other legal restraint brought by a Governmental Entity which seeks to prohibit the consummation of the Restructuring.

6.6 Material Adverse Change. Since the Execution Date, there has been no Material Adverse Change.

SECTION 7. CONDITIONS TO THE PARENT’S AND STORES’ OBLIGATIONS. The obligations of the Parent, Stores and Parent’s applicable Subsidiary to consummate the transactions contemplated hereby on the Effective Date shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any one or more of which may be waived in writing by the Parent:

7.1 Representations and Warranties. (a) All of the representations and warranties made by the applicable Backstop Party in this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Effective Date as though made at and as of the Effective Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date), and (b) the applicable Backstop Party (other than Parent in its capacity as such) shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by such Backstop Party on or prior to the Effective Date.

7.2 Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court, shall not have been stayed pending appeal, and there shall not have been entered by any court of competent jurisdiction any reversal, modification or vacatur, in whole or in part, of the Confirmation Order.

7.3 Conditions to Effective Date. Each of the conditions precedent to the effectiveness of the Plan and the occurrence of the Effective Date shall have been satisfied in accordance with the Plan.

7.4 Initial Subscription Amount; Backstop Commitment. Each Backstop Party other than Parent shall have wired its Initial Subscription Amount and Backstop Commitment, if any, into the bank account so designated by the Parent.

7.5 Antitrust Approval. All terminations or expirations of waiting periods imposed by any Governmental Entity required under any Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

7.6 Rights Offering. The Rights Offering shall have been conducted and the Election Deadline shall have occurred.

7.7 Proceedings. There shall be (i) no pending, existing, instituted or outstanding proceeding, judgment, injunction, decree or other legal restraint in effect that prohibits the consummation of the Restructuring and (ii) no pending, existing, instituted, outstanding or threatened proceeding, judgment, injunction, decree or other legal restraint brought by a Governmental Entity which seeks to prohibit the consummation of the Restructuring.

SECTION 8. TERMINATION.

8.1 Termination by the Requisite Backstop Parties. The Requisite Backstop Parties may terminate this Agreement, in each case, upon delivery of written notice to the Parent in accordance with its terms and at any time after the occurrence of or during the continuation of any of the following events:

(a) the Bankruptcy Court has not entered the Disclosure Statement Order on or prior to seventy-five (75) calendar days after the Petition Date;

(b) any material breach of any representation, warranty, covenant or other agreement of this Agreement by the Company, which has not been cured within fifteen (15) Business Days of written notice of such breach from the Requisite Backstop Parties to the Parent;

(c) the Effective Date has not occurred on or before the Commitment Outside Date, subject to any extension pursuant to the terms hereof;

(d) an order converting all of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code is entered by the Bankruptcy Court;

(e) any court has entered a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable; or

(f) the Company enters into a definitive agreement to consummate, or consummates, an Alternative Proposal.

8.2 Termination by the Parent. The Parent may terminate this Agreement upon delivery of written notice to the Requisite Backstop Parties in accordance with its terms and at any time after the occurrence of or during the continuation of any of the following events:

(a) any material breach of any representation, warranty, covenant or other agreement of this Agreement by any of the Backstop Parties other than Parent which results in the conditions to the obligations of the Parent, Stores or Parent’s applicable Subsidiary under Section 6 not being satisfied and such breach has not been cured on or before the later of (i) fifteen (15) Business Days of written notice of such breach from the Parent to the Requisite Backstop Parties and (ii) the date on which the Confirmation Order is entered;

(b) the Effective Date has not occurred on or before October 14, 2018, subject to any extension pursuant to the terms hereof;

(c) an order converting all of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code is entered by the Bankruptcy Court;

(d) the board of directors of any Debtor at any time determines in good faith that continued performance under this Agreement would be inconsistent with its fiduciary duties;

(e) any court has entered a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable; or

(f) the issuance by any the entry of an order dismissing all of the Debtors’ Chapter 11 Cases.

8.3 Mutual Termination; Automatic Termination.

(a) This Agreement may be terminated immediately by the mutual written consent of the Parent and the Requisite Backstop Parties.

(b) This Agreement shall terminate upon a termination of the RSA pursuant to the terms thereof.

8.4 Effect of Termination. Upon a termination of this Agreement in accordance with Sections 8.1, 8.2 or 8.3, no Party hereto shall have any continuing liability or obligation to any other Party hereunder and the provisions of this Agreement shall have no further force or effect, except for the provisions in Sections 2.4, 5.4 (solely with respect to fees and expenses incurred prior to the date of termination), 8.5 and Section 10, each of which shall survive termination of this Agreement; provided that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and the rights of any Party as it relates to such breach or non-performance by any Party shall be preserved in the event of the occurrence of such breach or non-performance.

8.5 Breakup Fee. The provisions with respect to the payment of each Premium hereunder and the First Lien Fees and Expenses hereunder, and the payment of the Breakup Fee under the RSA are integral parts of the transactions contemplated by this Agreement and without these provisions, the Backstop Parties would not have entered into this Agreement. Accordingly, subject to the approval of the Bankruptcy Court, if the Breakup Fee is payable under the terms of the RSA, such Breakup Fee shall be paid promptly in cash by the Company to the Backstop Parties to the extent ordered by the Bankruptcy Court.

SECTION 9. INDEMNIFICATION; EXCULPATION.

9.1 Indemnification. The Parent agrees to indemnify and hold harmless the Indemnified Parties from and against any and all claims, damages, losses, liabilities and reasonable expenses (including reasonable fees and disbursements of counsel but excluding, taxes of the Backstop Parties), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Agreement, the New Money Investment Documents, or the transactions contemplated hereby or thereby, the payment of each Premium, the Breakup Fee or the First Lien Fees and Expenses, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto, and the Company shall reimburse each Indemnified Party upon demand for fees and expenses of counsel (which, so long as there are no actual conflicts of interest among such Indemnified Parties, shall be limited to one law firm serving as counsel for the Indemnified Parties) and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability, or expense is found in a final, non-appealable order of a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, actual fraud, gross negligence, or willful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages. Without the prior written consent of the Indemnified Parties, the Parent agrees that it will not enter into any settlement of any lawsuit, claim or other proceeding against any Indemnified Party arising out of this Agreement, the New Money Investment Documents, or the transactions contemplated hereby or thereby unless such settlement (i) includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Party. No Indemnified Party shall settle any lawsuit, claim, or other proceeding arising out of this Agreement, the New Money Investment Documents, or the transactions contemplated hereby or thereby without the prior written consent of the Parent. The Parent acknowledges and agrees that each and all of the Indemnified Parties shall be treated as third-party beneficiaries with rights to bring an action against the Parent under this Section 9.

SECTION 10. MISCELLANEOUS.

10.1 Arm’s Length Transaction. The Parent acknowledges and agrees that (i) the New Money Investment and any other transactions described in this Agreement are an arm’s-length commercial transaction between the parties hereto and (ii) the Backstop Parties have not assumed nor will they assume an advisory or fiduciary responsibility in the Company’s favor with respect to any of the transactions contemplated hereby or the process leading thereto, and the Backstop Parties have no obligation to the Company with respect to the transactions contemplated hereby except those obligations set forth in this Agreement or the New Money Investment Documents to which they are party.

10.2 Entire Agreement. This Agreement, including the RSA, the exhibits attached thereto, and the attached exhibits hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

10.3 Amendment or Waiver. This Agreement may not be altered, amended, supplemented or modified, or compliance with any provision waived, except by a written instrument executed by or on behalf of the Parent and the Requisite Backstop Parties, provided, however, that any amendment to this Agreement to (i) the defined term “Requisite Backstop Parties,” and (ii) this Section 10.3, shall require the written consent of the Parent and each Backstop Party. All waivers hereunder must be made in writing, and the failure of any party at any time to require another party’s performance of any obligation under this Agreement shall not affect the right subsequently to require performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision or a waiver or modification of any other provision. Notwithstanding anything to the contrary contained herein, after consultation with the Company regarding potential implications under securities or other applicable laws and after providing such information as may be reasonably requested for the Company to confirm compliance with applicable securities laws, Schedule I may be amended, supplemented or modified by the Requisite Backstop Parties by providing to the Company written notice thereof executed by the Requisite Backstop Parties (it being understood that by providing such written notice the Requisite Backstop Parties shall be deemed to represent to the Company that the transactions being reflected in such amendment, supplement or modification have been made in compliance with applicable securities laws, including Regulation D of the Securities Act); provided, however, that each Initial Backstop Party shall remain fully obligated for its Backstop Commitment and Initial Subscription Amount, in each case in the amount set forth on Schedule I as of the Execution Date. For the avoidance of doubt, any amendments, supplements or modifications to Schedule I shall not be effective until each Backstop Party which is not an Initial Backstop Party has executed a joinder to this Agreement pursuant to which such Backstop Party agrees in writing to be bound by the representations, warranties, covenants and obligations as a Backstop Party hereunder.

10.4 Payments. All payments made by or on behalf of the Company or any of their affiliates to a Backstop Party or its assigns, successors or designees pursuant to this Agreement shall be without withholding, set-off, counterclaim or deduction of any kind (other than any tax withholding required by law).

10.5 Survival. The representations and warranties made in this Agreement will not survive the Closing and shall expire and be of no further force and effect simultaneously therewith. Each of the Parties acknowledges and agrees that (a) the termination of this Agreement in accordance with Section 8 will not violate the automatic stay provisions of the Bankruptcy Code; and (b) each Party hereto hereby waives its right to assert a contrary position in the Debtors’ bankruptcy cases with respect to the foregoing clause (a).

10.6 Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, mailed (first class postage prepaid) or by email to the Parties at the below addresses, or e-mail addresses. For the avoidance of doubt when written notice or approval from Requisite Backstop Parties is required by this Agreement, email from Requisite Backstop Parties’ counsel to Company’s counsel shall be sufficient.

(a)	If to the Company, to:

Claire’s Inc.

2400 West Central Road

Hoffman Estates, IL 60192

Attn: Stephen Sernett

E-mail Address: Stephen.Sernett@Claires.com

With a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attn:   Ray C. Schrock

            Matt Barr

            Ryan Preston Dahl

Facsimile: (212) 310 8007

E-mail Address: ray.schrock@weil.com

            matt.barr@weil.com

            ryan.dahl@weil.com

(b)	If to a Backstop Party, to the address set forth beneath such Backstop Party’s signature block.

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

mfeldman@willkie.com

blennon@willkie.com

mcognetti@willkie.com

lklingbaum@willkie.com

Attention:  Matthew Feldman, Esq.

                  Brian Lennon, Esq.

                  Mark Cognetti, Esq.

                  Leonard Klingbaum, Esq.

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

jsaferstein@paulweiss.com

Attention: Jeffrey D. Saferstein, Esq.

10.7 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Assignment; Severability. This Agreement may not be assigned by any Party unless otherwise provided herein. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

10.9 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and, except as expressly set forth in Section 9, nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

10.10 Jury Trial, Governing Law and Dispute Resolution.

(a) The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between or among the Parties arising out of this Agreement, whether sounding in contract, tort or otherwise.

(b) This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and the laws of the State of New York, without regard to any conflicts of law provision to the extent the same would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that, subject to Section 10.10(c), any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any state or federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Agreement, each of the Parties hereby: (i) irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding; and (ii) waives any objection to laying venue in any such action, suit or proceeding.

(c) Notwithstanding the foregoing, if the Chapter 11 Cases are commenced, nothing in Sections 10.10(a)-10.10(b) shall limit the authority of the Bankruptcy Court to hear any matter related to or arising out of this Agreement, and each Party irrevocably and unconditionally consents to the jurisdiction and venue of the Bankruptcy Court to hear and determine such matters during the pendency of the Chapter 11 Cases.

10.11 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by email in portable document format (.pdf).

10.13 Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as the sole and exclusive remedy of any such breach, without the necessity of proving the inadequacy of monetary damages as a remedy and without the necessity of posting a bond, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

10.14 Representation by Counsel. Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

10.15 Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

10.16 Other Interpretive Matters.

(a) In the event of and to the extent of a conflict between the RSA and this Agreement, the RSA shall control in all respects provided that, notwithstanding anything to the contrary set forth in the RSA, for purposes thereof, Schedule I hereto shall be Schedule I to the RSA.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (b) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (c) any reference in this Agreement to $ shall mean U.S. dollars; (d) all exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement; (e) words imparting the singular number only shall include the plural and vice versa; (f) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (g) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (h) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (i) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

10.17 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s, or any of such Party’s affiliates’, Related Parties, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.17 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments.

10.18 Effectiveness.

(a) This Agreement shall be effective and binding upon each Backstop Party immediately upon such Backstop Party’s execution and delivery of its signature page to the Parent.

(b) This Agreement shall be effective and binding upon the Parent immediately upon the Parent’s execution and delivery of its signature page to each Backstop Party and entry of the Confirmation Order providing for the assumption of this Agreement.

10.19 Tax Forms. If the Company (or its agent) determines in its reasonable discretion that it is necessary or appropriate to request Internal Revenue Service tax forms (including but not limited to Form W-9, W-8BEN, W-8BEN-E, W- 8ECI, W-8IMY (and attachments thereto), or any successors thereto) (“Tax Forms”) to determine its tax reporting and withholding obligations, if any, the Backstop Parties shall promptly provide, solely to the extent legally entitled to do so, such duly completed Tax Forms to the Company (or its agent), and the Company (or its agent) shall be entitled to rely on such forms in determining its tax reporting and withholding obligations, if any.

[No further text appears; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CLAIRE’S INC.

By:	/s/ Stephen E. Sernett
Name:	Stephen E. Sernett
Title:	Senior Vice President and General Counsel

CLAIRE’S STORES INC.

By:	/s/ Stephen E. Sernett
Name:	Stephen E. Sernett
Title:	Senior Vice President and General Counsel

[Backstop Commitment Agreement]

[BACKSTOP PARTY]

By:
Name:
Title:

[Backstop Commitment Agreement]

Schedule I

BACKSTOP PARTIES

Backstop Party	Backstop Commitment Percentage

Sched II - 1